Exhibit 99.1
CR-09-29
THE GEO GROUP CLOSES OFFERING OF
SENIOR UNSECURED NOTES DUE 2017
Boca Raton, Fla. — October 20, 2009 — The GEO Group (NYSE: GEO) (“GEO”) announced today that it has completed the sale of $250 million in aggregate principal amount of eight-year, 7 3/4% senior unsecured notes due 2017, with a yield to maturity of 8.0%, in a private offering to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S.
The notes have not been registered under the securities laws of the United States and may not be offered or sold in the United States except to qualified institutional buyers. GEO intends to use the net proceeds from this offering to, among other things, fund the repurchase, redemption or other discharge of its 8 1/4% senior notes due 2013, for which it is conducting a tender offer, pay down indebtedness outstanding under its revolving credit facility, and for other general corporate purposes.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
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